EXHIBIT 32.2
CERTIFICATION PURSUANT TO
18 U.S.C. SECTION 1350
AS ADOPTED PURSUANT TO
SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002
In connection with the Quarterly Report of Great Western Land and Recreation, Inc. (the “Company”) for the nine months ended June 30, 2005 as filed with the Securities and Exchange Commission on the date hereof (the “Report”), I, Jay N. Torok, Principal Financial Officer of the Company (see explanatory note), certify, pursuant to 18 U.S.C. § 1350, as adopted pursuant to § 906 of the Sarbanes-Oxley Act of 2002, that:
(1)	The Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

(2)	The information contained in the Report fairly presents, in all material respects, the financial condition and result of operations of the Company.
/s/ Jay N. Torok
Jay N. Torok
Chairman of the Board and
   Principal Financial Officer
August 22, 2005
This certification is made solely for purpose of 18 U.S.C. Section 1350, subject to the knowledge standard contained therein, and not for any other purpose. This certification is not being filed as part of this Report or as a separate disclosure document.
Explanatory note: Jerome L. Joseph left his position as Chief Financial Officer effective April 25, 2005. Dan Regan was appointed Chief Financial Officer effective August 8, 2005. However, because Mr. Regan was not the Company’s Chief Financial Officer for any of the period covered by this report and for most of the period during which the report was prepared, Jay N. Torok has been appointed by the Company’s Board of Directors to act as the Principal Financial Officer for purposes of filing this report.